SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

February 27, 2015

Date of Report (Date of Earliest Event Reported)

FONU2 INC.

 (Exact name of registrant as specified in its charter)

Nevada	000-49652	65-0773383
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

135 Goshen Road Extenstion, Suite 205 Rincon, Georgia	31326
(Address of principal executive offices)	(Zip Code)

(954) 938-4133

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On February 27, 2015, the Company entered into a Rights Acquisition and Investment Agreement with Eagle Productions, LLC with a view toward the Company investing in, co-producing and exploiting the motion picture currently titled “Effa” to be produced by Eagle Productions.  Under this agreement, the Company will acquire the worldwide distribution rights and will invest in the movie.  The Company will be the sole and exclusive beneficiary of the worldwide exploitation rights of the picture for all purposes, in perpetuity.  The Company will advance a portion of the budget of the picture, consisting of $10,000,000 in restricted common shares at a value of $0.06 per share. The Company agrees to file a registration statement for these shares.

Once the Company has recouped its advance in full, the Company and Eagle Productions will share in the net profits of the film, with the Company to receive 99% and Eagle Productions to receive 1%.  All fees and costs of the Company are to be included in and payable from the budget of the picture.  The Company is not liable for any loss should the transaction not proceed for any reason.  However, the Company will bear the loss (if any) arising from the initial payment of $75,000 in regards to the director services of Penny Marshall, the issuance of stock in the value of $425,000 for the services of the director, the initial payment of $75,000 to Wendi Laski under the terms of her producing agreement, and the initial payment of $8,000 made to the writers of the screenplay.

On March 1, 2015, the Company entered into a sale agreement with Nicole Leigh, a former director.  Under this agreement, the Company has sold Zaldiva Inc., consisting of Zaldiva.com, Zaldiva.com Comics & Collectibles, Zaldiva Comics & Collectibles, and all of Zaldiva’s inventory and intellectual property, for the purchase price of $100.

Item 2.01 – Completion of Disposition of Assets

On March 1, 2015, the Company sold ownership of Zaldiva Comics and Collectibles to Ms. Nicole Leigh, a former director of the Company, for $100.  The assets sold consists of Zaldiva.com, Zaldiva.com Comics & Collectibles, Zaldiva Comics & Collectibles, and all of Zaldiva’s inventory and intellectual property.  The company was not profitable and was deemed by Management to no longer be a strategic fit for the Company.

Item 3.02 – Unregistered Sales of Equity Securities

On February 27, 2015, the Company issued 166,666,667 common shares at $0.06 per common share to Eagle Productions to acquire the worldwide distribution rights for the film “Effa”, as described above.  These shares are exempt under Section 4(a)(2) of the Securities Act.  Eagle Productions is knowledgeable enough to be considered a sophisticated investor, has access to the type of information normally provided in a prospectus for a registered securities offering, and has agreed not to resell or distribute the securities to the public until the registration statement has become effective.

As of March 3, 2015, the Company had 199,105,768 shares outstanding.

Item 5.02 – Departure of Directors, Election of Directors, Appointment of Certain Officers

On March 1, 2015, Nicole Leigh resigned as a director.

On March 1, 2015, the Company elected Joseph Giamichael as a director.  Mr. Giamichael will be the chairman of the audit committee.  Mr. Giamichael was formerly a director of Medient Studios, Inc. (now Moon River Studios, Inc.). Other than his experience in serving as a director of Medient, there have been no transactions between Mr. Giamichael and any related party, nor any material plans, contracts, or arrangements to which Mr. Giamichael is a party.

On March 1, 2015, the Company appointed Graham Bradstreet, age 61, as Chief Financial Officer.  His position will last for one year, and is renewable at the yearly shareholder meeting.  There is no family relationship between Mr. Bradstreet and any other member of the Company, nor any material plans, contracts, or arrangements to which Mr. Bradstreet is a party.

From 2000 through today, Mr. Bradstreet has worked as a consultant to various entities and was the executive producer for the movies Carmen and 360.  From August 2012 through February 27, 2015, he worked as a financial consultant for Medient.  From 1997 through 2001, he was the founder and director of ICE Media, which managed insurance-backed film financing.

Mr. Bradstreet qualified as a chartered accountant in New Zealand in 1974.

Item 8.01 – Other Events

On March 1, 2015, the Company approved the change of its offices to 135 Goshen Rd. Ext., Suite 205, Rincon, GA 31326.

Item 9.01 – Exhibits

Exhibit 10.1 – Rights Acquisition and Investment Agreement between the Company and Eagle Productions, LLC, dated February 27, 2015.

Exhibit 10.2 - Sale Agreement between the Company and Nicole Leigh, dated March 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FONU2 Inc.

By:      /s/ Roger Miguel

Roger Miguel

Chief Executive Officer

Dated:  March 3, 2015

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